UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 9, 2010

PennyMac Mortgage Investment Trust

(Exact Name of Registrant as Specified in Charter)

Maryland	001-34416	27-0186273
(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation or Organization)	File Number)	Identification No.)

27001 Agoura Road, Calabasas, California	91301
(Address of Principal Executive Offices)	(Zip Code)

(818) 224-7442

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 9, 2010, PennyMac Mortgage Investment Trust (the “Company”) entered into a master repurchase agreement with Citibank, N.A. (“Citi”), pursuant to which two of the Company’s wholly-owned subsidiaries, PennyMac Mortgage Investment Trust Holdings I, LLC (“PMITH”) and PennyMac Corp. (“PMC”), may sell, and later repurchase, distressed residential mortgage loans in an aggregate principal amount of up to $125 million (the “Citi NPL Facility”). The principal amount paid by Citi is based on a percentage of the market value of the mortgage loans. The Citi NPL Facility is committed for a period of 364 days and the obligations of these subsidiaries are fully guaranteed by the Company. The mortgage loans are serviced by PennyMac Loan Services, LLC pursuant to the terms of the Citi NPL Facility.

Upon the Company’s repurchase, or the sale, securitization or liquidation, of a mortgage loan, the Company is required to repay Citi the principal amount related to such mortgage loan plus accrued interest (at a rate reflective of the current market and based on LIBOR plus a margin) to the date of such repurchase, sale, securitization or liquidation.  The Company is also required to pay Citi a fee for the structuring of the Citi NPL Facility, as well as certain other administrative costs and expenses in connection with Citi’s structuring, management and ongoing administration of the Citi NPL Facility.

The Citi NPL Facility contains margin call provisions that provide Citi with certain rights where there has been a decline in the market value of the purchased mortgage loans. Under these circumstances, Citi may require PMITH and/or PMC to transfer cash or additional eligible mortgage loans with an aggregate market value in an amount sufficient to eliminate any margin deficit resulting from such a decline.

The Citi NPL Facility and the related guaranty require the Company to maintain various financial and other covenants, which include maintaining (i) a minimum tangible net worth of $300 million, (ii) a minimum of $10 million in unrestricted cash and cash equivalents among the Company and/or its subsidiaries, (iii) a maximum ratio of total liabilities to tangible net worth of less than 3:1; and (iv) profitability for at least one (1) of the previous two (2) consecutive fiscal quarters, as of the end of each fiscal quarter.

The Citi NPL Facility also requires PMITH and PMC to maintain various financial and other covenants, which include maintaining (i) a minimum tangible net worth for PMITH of $195 million and  for PMC the sum of (y) $65 million and (z) 50% of its positive quarterly income, (ii) a minimum of $7.5 million in the aggregate in unrestricted cash and cash equivalents between PMITH and PMC, (iii) a maximum ratio of total liabilities to tangible net worth of less than 10:1 for each of PMITH and PMC; and (iv) profitability at each of PMITH and PMC for at least one (1) of the previous two (2) consecutive fiscal quarters, as of the end of each fiscal quarter.  The Citi NPL Facility also requires PLS to maintain certain financial covenants.

In addition, the Citi NPL Facility contains events of default (subject to certain materiality thresholds and grace periods), including payment defaults, breaches of covenants and/or certain representations and warranties, cross-defaults, servicer termination events, guarantor defaults, bankruptcy or insolvency proceedings and other events of default customary for this type of transaction.  The remedies for such events of default are also customary for this type of transaction and include the acceleration of the principal amount outstanding under the Citi NPL Facility and the liquidation by Citi of the mortgage loans then subject to the Citi NPL Facility.

The foregoing description of the Citi NPL Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the master repurchase agreement and the Company’s related guaranty, which have been filed with this Current Report on Form 8-K as Exhibits 1.1 and 1.2, respectively.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Master Repurchase Agreement, dated as of December 9, 2010, among Citibank, N.A., PennyMac Corp., PennyMac Mortgage Investment Trust Holdings I, LLC and PennyMac Loan Services, LLC
1.2	Guaranty Agreement, dated as of December 9, 2010, of PennyMac Mortgage Investment Trust in favor of Citibank, N.A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNYMAC MORTGAGE INVESTMENT TRUST

Dated: December 15, 2010	/s/ Stanford L. Kurland
Stanford L. Kurland
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Master Repurchase Agreement, dated as of December 9, 2010, among Citibank, N.A., PennyMac Corp., PennyMac Mortgage Investment Trust Holdings I, LLC and PennyMac Loan Services, LLC
1.2	Guaranty Agreement, dated as of December 9, 2010, of PennyMac Mortgage Investment Trust in favor of Citibank, N.A.